Exhibit 99.1

CASH FLOW PARTNERS L.P.
SEVEN

PORTFOLIO OVERVIEW

FIRST QUARTER

2007

ICON Cash Flow Partners L.P. Seven

- First Quarter 2007 Portfolio Overview -

Dear Partner of ICON Cash Flow Partners L.P. Seven:

ICON Cash Flow Partners L.P. Seven (“Fund Seven”) was formed on May 23, 1995 and began active operations on January 19, 1996.  Since the commencement of operations, Fund Seven primarily engaged in the business of acquiring equipment subject to lease and, to a lesser degree, acquiring ownership rights to items of leased equipment at lease expiration.  Some of the equipment leases were acquired for cash and provided current cash flow, which are referred to as "income" leases.  The majority of the purchase price of Fund Seven’s other equipment leases were financed with third-party lenders.  These "growth" leases generated little or no current cash flow because substantially all of the rental payments received from the lessees were paid to lenders.  Fund Seven’s general partner, ICON Capital Corp. (the “General Partner”), anticipated that the future value of the leased equipment subject to growth leases would exceed the cash portion of the purchase price paid for the equipment.

On November 9, 2002, Fund Seven ended its “reinvestment” period and began its disposition period wherein it is selling its assets in the ordinary course of business.

Portfolio Overview

Fund Seven’s holdings are comprised of one remaining material asset: 87.65% of the rights to the profits, losses and cash flows from a 50% limited partnership interest in a joint venture (“North Sea”).  The underlying asset held by North Sea, an oil drilling platform, was destroyed in Hurricane Rita.  North Sea is currently in litigation to recover the value of its interest in the oil drilling platform.

On September 1, 2006, the Charterer and North Sea each filed motions for complete summary judgment.  Oral argument on the motions occurred on November 7, 2006.  On January 24, 2007, the Texas State Court issued a preliminary order granting all of North Sea’s summary judgment motions and denying all of the Charterer’s summary judgment motions.  In addition, the Court ordered the Charterer to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages.  On March 7, 2007, the Texas State Court issued its final judgment and an order of severance and consolidation with respect to the parties’ summary judgment motions.  In its final judgment, the Texas State Court (i) granted all of North Sea’s summary judgment motions that support the Court’s related order for the Charterer to pay North Sea the approximately $60 million plus interest thereon that North Sea claimed as its damages, as well as $500,000 in attorneys’ fees, (ii) denied all of North Sea’s other summary judgment motions, except for those that were severed pursuant to the order of severance and consolidation, and (iii) denied all of the Charterer’s summary judgment motions.

While it is not possible at this stage to determine the likelihood of the outcome of the litigation, Fund Seven and the other North Sea partners believe that the Court’s decision is correct and Fund Seven is working with the other North Sea partners to vigorously pursue its claims and defend the Court’s decision in any appeal brought by the Charterer.  Although the court initially ruled in Fund Seven’s favor, the outcome of any appeal is uncertain.  The appeals process may span several months – possibly even several years –  during such time Fund Seven expects to incur additional expenses and legal fees.  If the Texas State Court’s decision is reversed on appeal, the matter will be remanded to the Texas State Court and could proceed to trial, which would further delay a resolution of the dispute.  A trial will require Fund Seven and the other North Sea partners to devote significant resources, including substantial time and money, to the pursuit of North Sea’s claims.  There is no certainty that a trial will result in a favorable verdict.  If the Charterer prevails on appeal, it is anticipated that such a verdict would have a material adverse effect on the cash available for distribution to our partners.

Sale of Equipment

During the first quarter of 2007, Fund Seven sold all of its Airbus A310 and Boeing 737 aircraft rotables that were held for resale.  Aircraft rotables are replacement spare parts that are held in inventory by airlines.  The rotables were formerly leased to Sabena Technics.  Fund Seven recognized a gain of approximately $5,000 from the sale of the rotables.

10% Status Report

As of March 31, 2007, Fund Seven’s interest in the oil drilling platform was its only individual investment.  As noted above, the charterer of the rig notified the owner trustee of the rig that an “Event of Loss” occurred with respect to the rig in September 2005 as a result of Hurricane Rita.

Outlook and Overview

As indicated above, the Stipulated Loss Value of Fund Seven’s offshore oil rig has been determined by the Texas State Court.  However, Fund Seven will be in a better position to provide the outlook and overview for Fund Seven once the court proceedings, including the appeals process, regarding the enforcement of the terms of the rig’s charter, have been resolved.

In order to reduce the expenses incurred by Fund Seven and to maximize potential distributions to investors, the General Partner determined that it is in the best interest of Fund Seven’s limited partners to transfer all of Fund Seven’s remaining assets and liabilities to the ICON Cash Flow Partners L.P. Seven Liquidating Trust, a Delaware Statutory Trust (the “Liquidating Trust”) and to dissolve Fund Seven.

On July 12, 2007, a certificate of cancellation terminating Fund Seven’s legal existence was filed. In addition, as of such date Fund Seven’s reporting obligations with the Securities and Exchange Commission (Forms 10-K, 10-Q and 8-K) were terminated.  The Liquidating Trust will, however, make limited reports to investors on an annual basis.

As of July 12, 2007, investors limited partnership interests in Fund Seven are represented by an equal number of beneficial interests in the Liquidating Trust.  In the future, any distributions investors may receive will be from the Liquidating Trust rather than Fund Seven.

Investors will receive their final Form K-1s from the Partnership for the year ended December 31, 2007 sometime in February 2008.  All future tax and other information will come from the Liquidating Trust.

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Balance Sheets

ASSETS
	(Unaudited)
	March 31,	December 31,
	2007	2006
Cash and cash equivalents	$24,020	$99,831

Investments in joint ventures and limited partnership	7,350,297	7,359,242
Equipment held for sale	-	26,000
Other assets, net	326,985	322,129

Total assets	$7,701,302	$7,807,202

LIABILITIES AND PARTNERS' EQUITY

Liabilities:

Due to General Partner and affiliates	$10,955	$-
Accounts payable and other liabilities	47,374	32,147

Total liabilities	58,329	32,147

Commitments and contingencies
Partners' equity:
General Partner	(642,576)	(641,260)
Limited Partners ( 987,348 and 987,378 units outstanding,
$100 per unit original issue price)	8,285,549	8,416,315

Total partners' equity	7,642,973	7,775,055

Total liabilities and partners' equity	$7,701,302	$7,807,202

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Operations (Unaudited)
Three Months Ended March 31,

	2007	2006
Revenue:
Rental income	$-	$150,000
Equity (loss) income from investments in joint ventures
and limited partnership	(7,663)	423,011
Net gain (loss) on sales of equipment	4,882	(17,634)
Interest and other income	5,523	10,994

Total revenue	2,742	566,371

Expenses:
Depreciation and amortization	-	165,616
Interest	-	58,732
General and administrative	134,301	136,682
Remarketing expenses	-	62,125

Total expenses	134,301	423,155

Net (loss) income	$(131,559)	$143,216

Net (loss) income allocable to:
Limited partners	$(130,243)	$141,784
General Partner	(1,316)	1,432

	$(131,559)	$143,216

Weighted average number of limited partnership
units outstanding	987,363	987,461

Net (loss) income per weighted average limited
partnership unit	$(0.13)	$0.14

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statement of Changes in Partners' Equity
For the Year Ended December 31, 2006 and the Three Months Ended March 31, 2007 (Unaudited)

	Limited Partners			Total
	Units	Limited	General	Partners'
	Outstanding	Partners	Partner	Equity
Balance, January 1, 2006	987,548	$8,785,972	$(768,734)	$8,017,238

Limited partnership units redeemed	(170)	(2,197)	-	(2,197)
Capital contribution	-	-	131,186	131,186
Net loss	-	(367,460)	(3,712)	(371,172)

Balance, December 31, 2006	987,378	$8,416,315	$(641,260)	$7,775,055

Limited partnership units redeemed	(30)	(523)	-	(523)
Net loss	-	(130,243)	(1,316)	(131,559)

Balance, March 31, 2007	987,348	$8,285,549	$(642,576)	$7,642,973

ICON Cash Flow Partners L.P. Seven
(A Delaware Limited Partnership)
Condensed Consolidated Statements of Cash Flows (Unaudited)
Three Months Ended March 31,

Increase (decrease) in cash and cash equivalents	2007	2006
Cash flows from operating activities:
Net (loss) income	$(131,559)	$143,216
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Equity loss (income) from investments in joint ventures
and limited partnerships	7,663	(423,011)
Net (gain) loss on sales of equipment	(4,882)	17,634
Depreciation and amortization	-	165,616
Changes in operating assets and liabilities:
Other assets	(4,856)	-
Due from/to General Partner and affiliates, net	10,955	-
Accounts payable and other liabilities	15,227	6,093
Maintenance reserve payable	-	203,150

Net cash (used in) provided by operating activities:	(107,452)	112,698

Cash flows from investing activities:
Proceeds from sales of equipment	30,882	25,678
Increase in restricted cash	-	(207,590)
Distributions received from joint ventures and limited partnership	1,282	2,794

Net cash provided by (used in) investing activities:	32,164	(179,118)

Cash flows from financing activities:
Cash paid for redemption of limited partner units	(523)	(2,199)

Net cash used in financing activities:	(523)	(2,199)

Net (decrease) increase in cash and cash equivalents	(75,811)	(68,619)
Cash and cash equivalents, beginning of the period	99,831	151,326

Cash and cash equivalents, end of the period	$24,020	$82,707

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$-	$53,961

Transactions with Related Parties

Prior to July 1, 2004, Fund Seven, in accordance with the terms of the management agreement, paid the General Partner (i) management fees ranging from 1% to 7% based on a percentage of the rentals received either directly by Fund Seven or through joint ventures and (ii) acquisition fees, through the reinvestment period, of 3% of the gross value of Fund Seven’s acquisition transactions.  Effective July 1, 2004, the General Partner voluntarily decided to waive its right to management fees and administrative expense reimbursements.

The General Partner has a 1% interest in Fund Seven’s profits, losses and distributions. Fund Seven did not pay any distributions to the General Partner during the three months ended March 31, 2007. The General Partner’s interest in Fund Seven’s net (loss) income for the three months ended March 31, 2007 and 2006 was $(1,316) and $1,432, respectively.

Your participation in Fund Seven is greatly appreciated.

Sincerely,

ICON Capital Corp., General Partner

Thomas W. Martin
Chairman, Chief Executive Officer and President

ICON is committed to protecting the privacy of its investors in compliance with all applicable laws.  Please be advised that, unless required by a regulatory authority such as the NASD or ordered by a court of competent jurisdiction, ICON will not share any of your personally identifiable information with any third party.

Forward-Looking Information - Certain statements within this document may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the PSLRA.  These statements are being made pursuant to PSLRA, with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA.  Forward-looking statements are those that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  You can identify these statements by the use of words such as “may,” “will,” “could,” “anticipate,” “believe,” “estimate,” “expects,” “intend,” “predict” or “project” and variations of these words or comparable words or phrases of  similar meaning.  These forward-looking statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties and other factors outside of our control that may cause actual results to differ materially from those projected.

Additional Required Disclosure

To fulfill our promises to you we are required to make the following disclosures when applicable:

A detailed financial report on SEC Form 10-Q or 10-K (whichever is applicable) is available to you. It is typically filed either 45 or 90 days after the end of a quarter or year, respectively. Usually this means a filing will occur on or around March 30, May 15, August 15, and November 15 of each year. It contains financial statements and detailed sources and uses of cash plus explanatory notes. You are always entitled to these reports. Please access them by:

• Visiting www.iconcapital.com
or
• Visiting www.sec.gov
or
• Writing us at: PO Box 192706, San Francisco, CA 94119-2706

We do not distribute these reports to you directly in order to keep Fund Seven’s expenses down as the cost of  mailing this report to all investors is significant. Nevertheless, the reports are immediately available on your request.